January 8, 2024

Dear Mr. Ressler:

I am very pleased to extend this offer for the position of Chief Financial Officer, Treasurer, Secretary, and Principal Financial and Accounting Officer with Flexsteel Industries, Inc. located in Dubuque, IA effective January 10, 2024.

This offer of employment is conditioned upon the satisfactory completion of certain requirements, as more fully explained in the following letter. The key components of our offer are described below.

BASE SALARY

As an exempt employee, your starting salary will be $290,000 per year. In this position you will be paid semi-monthly with pay dates being on the 15th and last day of each month.

ANNUAL INCENTIVE

You will continue to participate in Flexsteel's Cash Incentive Plan. Annual cash awards under this Plan are based on the Company’s success in meeting specific annual goals as approved by the Compensation Committee of the Board of Directors.

Your participation in this Plan will increase to 50% of your base salary at Target Company Performance or “Funding” (i.e., $145,000 per year). Maximum funding is 200% of Target, or $290,000 per year. Your increased participation in the fiscal year 2024 cash incentive plan (July 1, 2023 – June 30, 2024) will be prorated based on your promotion date.

LONG-TERM INCENTIVE

You will continue to be eligible to participate in Flexsteel’s Long-Term Incentive Plan (LTIP). Your participation level in the LTIP will increase to 50% of base salary ($145,000) and paid in shares effective July 1, 2024 (fiscal year 2025). The LTIP uses overlapping 3-Year performance cycles, and awards are based on the Company’s success in meeting specific goals approved by the Compensation Committee of the Board for the performance period.

BENEFITS

You will continue to be eligible for Flexsteel’s executive employee benefit package.

SEVERANCE

You will be eligible to participate in the Flexsteel Industries, Inc. Severance Plan for Management Employees. Per this plan, upon a qualifying termination from the company you will be eligible for:

•
Payment equal to twelve months base salary plus an amount equal to the value of your annual cash incentive at target performance.
•
Payment equal to 12 months COBRA premium

Your employment will be at-will, meaning that you or Flexsteel Industries, Inc. may modify compensation and benefits, and may terminate the employment relationship at any time, with or without cause, and with or without notice.

You will be subject to all applicable employment and other policies of Flexsteel Industries, Inc, as outlined in the company handbook and elsewhere; and agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of Flexsteel’s interest during your employment.

This offer is contingent upon the Board’s approval of your appointment of Chief Financial Officer, Treasurer, Secretary and Principal Financial and Accounting Officer.

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it will involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employers. You also confirm that you will inform Flexsteel about any such restrictions and provide as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.

We are eager to have you take on this expanded role with the company upon acceptance of this letter. To confirm your acceptance of this offer, please sign and return this letter to me by Tuesday, January 9, 2024.

Sincerely,

/s/ Jerald K. Dittmer

Jerald K. Dittmer

President & Chief Executive Officer

Agreed to and accepted by:

/s/ Michael J. Ressler_________________________________ Date: _January 9, 2024_________

Michael J. Ressler